The following document is a form of Nonqualified Stock Option Agreement entered into between the Registrant and various officers and employees of subsidiaries. The agreements are identical in all material respects except as to the identity of the parties, the dates of execution and the number of options granted.

                      NONQUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement") is entered into this ____ day of -------, 1998 (the "Grant Date"), by and between CHAMPION ENTERPRISES, INC., a Michigan corporation (the "Company") and ----------- (the
"Optionee").

WITNESSETH:

WHEREAS, Optionee is to be employed by a retail subsidiary of the Company;

WHEREAS, the Company wishes to provide additional incentive to Optionee, to encourage stock ownership by Optionee, and to encourage Optionee to remain in the employ of the Company or its subsidiaries; and

WHEREAS, the Company desires that Optionee not compete with the Company and that Optionee keep certain information that Optionee has acquired during Optionee's employment with the Company confidential.

NOW, THEREFORE, the Company and Optionee hereby agree as follows:

         1. Definitions. For the purposes of this Agreement, certain words and phrases have the following definitions:

a)       "Act" means the Securities Act of 1933;
b)       "Code" means the Internal Revenue Code of 1986, as amended;
c)       "Committee" means the Compensation Committee of the Company;
d)       "Common Stock" means the common stock of the Company, par value
         $1.00;
e) "Disability" means "disability" as defined under Section 22(e) of the Code;
f) "Employment" (whether or not capitalized) means employment with the Company or any Parent or Subsidiary of the Company;
g) "Parent" means any "parent corporation" as defined in Section 424(e) of the Code;
h)       "Subsidiary" means any "subsidiary corporation" as defined in
         Section 424(f) of the Code.

         2. First Part. The Company grants Optionee the right and option to purchase from the Company ----------- shares of the Company's Common Stock at a price equal to 40% of the closing price of the Company's Common Stock on the New York Stock Exchange for the day prior to the Stock Purchase Agreement Execution Date, as reported in The Wall Street Journal (the "First Part"). The First Part must be exercised in its entirety by no later than sixty (60) days after the Grant Date. This grant of the First
Part is conditioned upon the agreement by Optionee not to sell or otherwise transfer the shares acquired under this First Part until at least two (2) years from the date of exercise. In addition, if within 2 years from the Grant Date Optionee terminates his employment with the Company or the Optionee's employment is terminated for "good cause" (as defined below), Optionee shall retain only the following shares:

Time From Grant Date                           Shares Retained
less than 6 months                                    0
less than 12 months                               -----------
less than 18 months                               -----------
less than 24 months                               -----------
24 months or more                                 -----------


Shares not retained by Optionee above shall be forfeited and returned to the Company in exchange for the exercise price paid by Optionee for the forfeited shares. "Good Cause" shall mean Optionee's gross misconduct, material breach of his duties or an act of fraud or dishonesty by the Optionee.

         3. Second Part. If Optionee exercises the First Part within 60 days from the Grant Date, the Company grants Optionee the right and option to purchase from the Company ----------- shares of the Company's Common Stock at a price equal to 100% of the closing price of the Company's Common Stock on the New York Stock Exchange for the day prior to the Stock Purchase Agreement Execution Date, as reported in The Wall Street Journal, (the "Second Part"). The options granted under this Second Part shall not be immediately exercisable, but shall be exercisable according to the following schedule:

Number of Option Shares                   Date Exercisable
         -----------              1 year after the Grant Date
         -----------              2 years after the Grant Date
         -----------              3 years after the Grant Date
         -----------              4 years after the Grant Date
         -----------              5 years after the Grant Date

This grant of the Second Part is conditioned upon the agreement by Optionee not to sell or otherwise transfer the shares acquired under this Second Part until at least six (6) months from the date of exercise. No portion of this Second Part shall be exercisable more than ten (10) years after the Grant Date. The Second Part may be exercised in installments. This Second Part is not intended to be an incentive stock option within the meaning of
Section 422 of the Code.

         4.      Termination of Employment.

         a) Before Exercise of the First Part. If Optionee's employment with the Company shall terminate for any reason prior to Optionee's exercise in full of the First Part, Optionee's right to exercise any option under this Agreement shall terminate and all exercise rights hereunder shall cease.

         b) Death or Disability. If, on or after one (1) year from the Grant Date (the first date that any portion of the Second Part becomes exercisable), Optionee shall die or become Disabled, Optionee or the executor or administrator of the estate of Optionee (as the case may be) or the person or persons to whom the option shall have been transferred by will or by the laws of descent and distribution, or the legal guardian of Optionee or the individual designated in Optionee's durable power of attorney in the event of Disability, shall have the right, within one year from the date of Optionee's death or Disability, to exercise the second part of this option to the extent that it is exercisable and unexercised on the date of Optionee's death or Disability. This one-year period may be extended at the discretion of the Committee, but not beyond ten (10) years from the Grant Date.

         c) Other Termination. If, on or after one (1) year from the Grant Date (the first date that any portion of the Second Part becomes exercisable), Optionee's employment shall be terminated for any reason other than death or Disability, Optionee shall have the right, within three months after such termination of employment, to exercise the second part of this option to the extent that it is exercisable and unexercised on the date of such termination of employment. This three-month period may be extended at the discretion of the Committee, but not beyond ten (10) years from the Grant Date.

         d) Events Not Constituting a Termination. A leave of absence with the written consent of the Company, or a transfer of Optionee from one corporation to another among the Company, its Parent, or any of its Subsidiaries shall not be deemed a termination of employment for purposes of this Agreement.




         5. Exercise of Option. Optionee may exercise any exercisable option granted pursuant to this Agreement by completing the following steps.

         (a) Written Notice. Delivery to the Company of a written notice signed by the Optionee: (1) for the First Part, in the form attached as Exhibit A; or (2) for the Second Part, in the form attached as Exhibit B.
In addition, at the request of the Company, Optionee may be required to provide a written representation that Optionee is acquiring the shares for investment purposes only, and not for resale.

         (b) Purchase Price. Delivery to the Company of cash, a personal check, bank draft, money order, or Common Stock (or any combination thereof) equal to the purchase price of the shares then to be purchased. Any Common Stock tendered shall be valued at the closing price of the Company's Common Stock on the first business day prior to the exercise date, as reported in The Wall Street Journal.
After receipt of the above and subject to Section 8 below, the company shall issue the shares in the name of Optionee.

         6. Confidentiality and Non-Competition. As consideration for the options granted by this Agreement, Optionee hereby agrees as follows:

         a) Confidentiality Agreement. Except with the prior written consent of the Company, Optionee shall not during or after the term of this
Agreement: (a) disclose, publish, or in any other manner reveal to any third party any Confidential Information (as defined below) relating to the business or assets of the Company or its Subsidiaries; or (b) make use of any Confidential Information (as hereinafter defined) for the Optionee's own purposes, or for the benefit of any person or entity other than the Company and its Subsidiaries.

         b) Confidential Information Defined. "Confidential Information" shall include any and all information and documentation relating to the Company and its Subsidiaries, including but not limited to information relating to the operations, services, trade secrets, dealer, distributor and customer lists, promotion and pricing practices, operational methods, market plans, studies, and forecasts, product development plans, acquisition plans, design and design projects, inventions and research projects, compensation information, procurement and sales activities and procedures, the existence or substance of any agreements between Company (or any Subsidiary) and any third party, and any and all other information and documentation relating to the plans and operations of the Company or its Subsidiaries.

         c)      Non-Competition.

                 (i)     Definitions.

                         (1) "Non-Competition Period" shall start on the date of this Agreement and end on the latter of (x) the fifth anniversary of this Agreement (whether or not termination occurs prior to such time) or (y) six months after the effective date of any termination or resignation during the employee's employment with a Subsidiary of the Company.

                         (2) "Covered Area" shall mean all states where A-1 Homes Group, Inc. ("A-1 Homes", a subsidiary of the Company and the Optionee's direct employer) is from time to time engaged in the Business (either directly or through any dealer).

                         (3) The "Business" shall mean the retail sale and service of manufactured housing, together with the providing and/or arranging for financing and insurance services in connection therewith.

                 (ii) Non-Competition Provision. Optionee acknowledges that he/she is one of the very limited number of persons who has developed the Business of ------- to its present condition, and that his/her work for ----------- with respect to the Business has brought and will continue to bring him into close contact with many confidential affairs not readily available to the public. Optionee further acknowledges that -------- and the Company will suffer substantial and irreparable harm in the event Optionee should enter into competition with any of them or disclose any of the affairs of any of them to any third parties. In view of the foregoing and in order to induce the Company to grant Optionee the options pursuant to this Agreement, Optionee hereby agrees that during the Non-Competition Period, he/she:

                         (1) Will not, directly or indirectly, whether as an officer, director, consultant, agent, employee, partner, shareholder, participant, owner or otherwise, engage in any aspect or segment of the Business or any business which competes with the Business within the Covered Area.

                         (2) Will not, directly or indirectly, interfere with, disrupt, or attempt to disrupt, any relationship, contractual or otherwise, between --- ----, the Company, or any Subsidiary of the Company and any dealer, distributor, customer, supplier or employee of -------, the Company, or any Subsidiary of the Company in the Covered Area;

                         (3) Will not, directly or indirectly, employ or solicit the employment or engagement by others of any employee of -------, the Company, or any Subsidiary of the Company who was such an employee at the time of termination of Optionee's employment hereunder or within six (6) months prior to such termination.

                         (iii)    Optionee acknowledges that the
                 Non-Competition Period and the Covered Area under this
                 Section 8(a) hereof are reasonable, in view of the nature of the Business in which ------- and the Company are engaged and Optionee's knowledge of the Business and the confidential information that will be made available to Optionee. Optionee represents to the Company that the enforcement of the restrictions contained in this Section 6(c) would not be unduly burdensome to Optionee, and in order to induce the Company to grant the options under this Agreement, the Optionee further represents and acknowledges that he/she is willing and able to compete in other geographical areas not prohibited by this Section 6(c). Notwithstanding the foregoing, if any provision, or any part thereof, of this Section 6(c) is held to be unenforceable because of the duration thereof or the area covered thereby, the parties agree that the court or arbitrators making the determination shall have the power to reduce the duration or the area of such provision, or to delete specific words or phrases, and in its reduced or amended form such provision shall then be enforceable and be enforced. The provisions of this Section 6(c) shall continue to be binding upon Optionee in accordance with its terms, notwithstanding the termination of this Agreement.

                 d) Disclosure of Proprietary Information. Optionee shall promptly disclose to the Company, in such form and manner as the Company may reasonably require, all operations, systems, services, methods, developments, inventions, improvements and other information or data pertaining to the business or activities of the Company as are conceived, originated, discovered or developed by Optionee (whether or not copyrighted or patented) during the term of his employment with the Company or its Subsidiaries, whether before or after the execution of this Agreement. It is understood that such information is proprietary in nature and shall be, as between the Company and Optionee, for the exclusive use and benefit of the Company and shall be and remain the property of the Company. If so requested by the Company, Optionee shall execute and deliver to the Company any instrument as the Company may reasonably request to effectuate the assignment of any such proprietary information to the Company.

                 e) Termination of Employment. Upon the termination of Optionee's employment with the Company or its Subsidiaries, Optionee shall deliver to the Company all records, data and memoranda of every kind and character relating to the Company and its Subsidiaries, including all copies thereof, which are in Optionee's possession or control.

                 f) Remedies for Breach. Optionee acknowledges and agrees that the Company's remedies at law for any breach of the agreements contained in this Section 6 would be inadequate.
         Optionee therefore agrees that in the event of Optionee's breach of the agreements contained in this Section 6, the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy or relief which may then be available. Nothing in this Section shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach, whether in law, equity, or otherwise.

         7. No Right to Continued Employment. This Agreement does not give the Optionee any right to be retained or to continued employment with the Company or any Subsidiary of the Company.

         8. Compliance with Securities Laws. Company's obligations under this Agreement are subject to compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and any applicable stock exchange requirements, and Company may require Optionee to provide proof of compliance with those laws, rules, and regulations before taking any action pursuant to this Agreement.

         9. Investment Intent. The Optionee represents and warrants to the Company that he or she is acquiring all shares of Common Stock under this option for investment purposes only and not with a view to resale. The Optionee acknowledges and agrees that such shares of Common Stock have not yet been registered under the Act or the securities laws of any state and may not be sold, transferred, assigned, offered, pledged or otherwise distributed unless there is an effective registration statement under the Act and any applicable securities laws covering such shares or the Company receives an opinion of counsel from Optionee (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange. Optionee further acknowledges and agrees that any certificate for such shares shall contain an appropriate legend to the foregoing effect and that a stop transfer order shall be placed with the Company's transfer agent. The Company represents and warrants that as soon as practical after the Optionee exercises any of the options granted pursuant to this Agreement, the Company shall take any and all steps that are necessary or required in order to register the Common Stock pursuant to the Act.

         10. Non-Assignability. The options granted by this Agreement shall not be transferable by Optionee, other than by will or the laws of descent and distribution. Any transferee of these options by will or the laws of descent and distribution shall take them subject to the terms and conditions of this Agreement, and no such transfer shall be effective to bind the Company unless the Company is furnished with written notice of the transfer and a copy of the will or any other evidence the Company deems necessary to establish the validity of the transfer. The term "Optionee", as used in this Agreement, shall include any person or entity to whom any option is transferred.

         11. Withholding of Taxes. Optionee must pay to Company within fourteen (14) days from the date of any exercise any amounts necessary to satisfy any requirements for withholding of income or employment taxes in connection with that exercise.

         12. Rights as Shareholder. Optionee shall have no rights as a shareholder of the Company with respect to any of the shares covered by this option until the issuance of a stock certificate or certificates upon the exercise of the option in full or in part, and then only with respect to such shares represented by such certificate or certificates.

         13. Disputes. As a condition to the granting the options contained in this Agreement, Optionee and Optionee's successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Committee in its sole discretion and judgment. Any such determination or interpretation by the Committee of the terms of this Agreement shall be final and shall be binding and conclusive for all purposes. If the Company seeks enforcement of Optionee's covenants under Section 6 of this Agreement in a court of law or otherwise, this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (other than conflicts of law principles), and Optionee intends to, and does hereby, confer jurisdiction to enforce the covenants contained in Section 6 of the Agreement upon the courts of any jurisdiction within the State of Michigan and any jurisdictions in which Optionee is alleged to have violated the covenants contained in Section 6.

         14. Notices. Every notice relating to this Agreement shall be in writing, any notice given by mail shall be by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the following address:

                 Champion Enterprises, Inc.
                 2701 University Drive, Suite 320
                 Auburn Hills, MI 48326-9090
                 Attn:  Secretary of the Company

All notices by the Company to Optionee shall be delivered to Optionee personally, or addressed to Optionee at Optionee's last residence address as then contained in the records of the Company, or such other address as Optionee may designate.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:                     CHAMPION ENTERPRISES, INC.

                             By:
                                 ---------------------------------
                             Its:
                                 ---------------------------------



OPTIONEE:
-------------------------



EXHIBIT A
NOTICE OF EXERCISE OF FIRST PART OF
NONQUALIFIED STOCK OPTION

Secretary
Champion Enterprises, Inc.
2701 University Drive, Suite 320
Auburn Hills, Michigan 48326

Dear Sir:
A stock option was granted to me on ----------, 1998, which permits me to purchase ------ shares of Champion Enterprises, Inc. Common Stock at a price of ------ per share. I elect to exercise this part of the option to purchase ------ nonqualified stock option shares. A personal check (or cash, bank draft, or money order) for the purchase price is enclosed with this letter.

If I choose to make an 83(b) election under the Code, I shall pay the Company within fourteen (14) days from the date of that election the applicable amount to the Company to satisfy any requirements for withholding of income and employment taxes arising from this exercise.

I acknowledge and agree that the shares of Common Stock that I am purchasing may not currently be registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. I understand and agree that if these shares are not currently registered, the Company is obligated to register these shares under the Act as soon as practicable after this exercise. Notwithstanding the foregoing, I acknowledge and agree that these shares may not be sold, transferred, assigned, offered, pledged or otherwise distributed until they are registered under the Act or unless the Company receives an opinion of counsel from me (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange.

I represent that I will not sell or otherwise transfer any shares that I purchase pursuant to this letter for a period of two years. I also understand that if my employment with the Company is terminated within two years of the grant date of this option, a portion of the shares, pro-rated semi-annually, shall be forfeited and returned to the Company in exchange for the exercise price relating to those shares.

-----------------------

Address:--------------------
----------------------------
SSN:------------------------
Dated:                , 1998











































EXHIBIT B
NOTICE OF EXERCISE OF SECOND PART OF
NONQUALIFIED STOCK OPTION

Secretary
Champion Enterprises, Inc.
2701 University Drive, Suite 320
Auburn Hills, Michigan 48326

Dear Sir:
A stock option was granted to me on -----------, 1998, which permits me, upon the exercise of the first part of the option within 60 days, to purchase ------ shares of Champion Enterprises, Inc. Common Stock at a price of ------ per share. I elect to exercise this part of the option to purchase ------------- nonqualified stock option shares. A personal check (or cash, bank draft, or money order) for the purchase price is enclosed with this letter.

I shall pay the Company the applicable amount to satisfy any requirements for withholding of income and employment taxes arising from this exercise within fourteen days from the determination of said amount by the Company.

I acknowledge and agree that the shares of Common Stock that I am purchasing may not currently be registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. I understand and agree that if these shares are not currently registered, the Company is obligated to register these shares under the Act as soon as practicable after this exercise. Notwithstanding the foregoing, I acknowledge and agree that these shares may not be sold, transferred, assigned, offered, pledged or otherwise distributed until they are registered under the Act or unless the Company receives an opinion of counsel from me (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange.

I represent that I will not sell or otherwise transfer any shares that I purchase pursuant to this letter for a period of six months, and each certificate for such shares shall contain a legend to the foregoing effect.


-----------------------

Address: -------------------
----------------------------
SSN: -----------------------
Dated: ---------------------